Exhibit 3.1

Delaware
The First State	Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A NEVADA CORPORATION UNDER THE NAME OF “TOPPOINT HOLDINGS INC.” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF SEPTEMBER, A.D. 2026, AT 9:57 O`CLOCK A.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
10782659 8100F SR# 20264507979	Authentication: 205240986 Date: 09-25-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION TO A

DELAWARE CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the non-Delaware corporation was first formed is Nevada and the date the non-Delaware corporation first formed is August 16, 2022.

2.	The jurisdiction immediately prior to filing this Certificate is Nevada.

3.	The name of the non-Delaware corporation immediately prior to filing this Certificate is Toppoint Holdings Inc.

4.	The name of the corporation as set forth in the Certificate of Incorporation is Toppoint Holdings Inc.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of September, A.D. 2026.

By:	/s/ Hok C Chan
Authorized Person or Officer

Name:	Hok C Chan
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 09:57 AM 09/25/2026 FILED 09:57 AM 09/25/2026 SR 20264507979 - File Number 10782659